Exhibit 4.4

CONVERSION LABS, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of _____________ (the “Grant Date”) between Conversion Labs, Inc. (the “Company”), and __________ (the “Employee”).

WHEREAS, the Company desires to grant the Employee, shares of the Company’s Common Stock, $0.01 par value (“Shares”), subject to certain restrictions as set forth in this Agreement (the “Restricted Stock Award”), pursuant to the Conversion Labs, Inc. 2020 Equity Incentive Plan (the “Plan”) (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the Board of Directors has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Shares herein to the Employee; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee a restricted Shares award of ________ Shares (the “Restricted Shares”). The Restricted Shares shall vest in accordance with Section 2 hereof.

2. Vesting. The Restricted Shares shall be unvested on the Grant Date. The Restricted Shares shall vest _____________.

In addition, all of the Restricted Shares shall, to the extent it is then unvested, vest immediately prior to the closing for any Change of Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

3. Forfeiture. Upon the termination of Employee’s employment for any reason, any then unvested Shares of Restricted Shares shall automatically, without any further action on the part of any person, be forfeited by Employee. If such forfeiture occurs, Employee shall execute and deliver to the Company any and all further documents (including an Assignment Separate From Certificate) as the Company reasonably requests to further document the forfeiture. As used in this Agreement, “employment”, “employ” and like terms shall be construed to include any employment or consulting relationship with the Company or its Subsidiaries. For purposes of this Agreement, a change from such an employment relationship to such a consulting relationship or vice versa shall not be treated as a termination of employment.

4. Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Employee’s name promptly after the date the shares are vested. No certificates shall be issued for fractional shares, but rather rounded up to the next whole share.

5. Rights as a Stockholder. Employee shall be the record owner of the Restricted Shares, and as record owner shall be entitled to all rights of a stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares.

6. Legend on Certificates. The certificates representing the vested Restricted Shares delivered to the Employee as contemplated by Section 4 shall bear such legends, and be subject to such stop transfer orders, as the Company may deem advisable to give notice of restrictions imposed by this Agreement, the Plan, the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, or any applicable law. The Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7. Transferability. To the extent that the Restricted Shares are then unvested, Employee shall not transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Restricted Shares.

8. Employment by the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Employee contemporaneously with the execution of this Agreement (i) shall be deemed to obligate the Company or any of its Subsidiaries to employ the Employee in any capacity whatsoever, or (ii) shall prohibit or restrict the Company or any of its Subsidiaries from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company.

9. Change in Capitalization. Except upon the occurrence of a Change in Control, in the event that the Company should be reorganized or otherwise restructured, or consolidated or merged with another entity at any time at which any Shares of Restricted Shares are then unvested, any stock, securities or other property exchangeable for such Shares pursuant to such reorganization, consolidation or merger shall become subject to the restrictions and conditions of this Agreement to the same extent as if it had been the original property granted hereby.

10. Withholding. Employee shall pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Restricted Shares, including the payment to the Company upon the vesting of the Restricted Shares (or such earlier or later date as may be applicable under Section 83 of the Code) or other settlement in respect of the Restricted Shares of all such taxes and requirements. The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding vested Shares otherwise deliverable to the Employee hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Employee), to satisfy the obligations for payment of the minimum amount of any such taxes. The Employee is advised to seek his/her own tax counsel regarding the taxation of the grant of Restricted Shares made hereunder.

11. Limitation on Obligations. The Company’s obligation with respect to the Restricted Shares granted hereunder is limited solely to the delivery to the Employee of Shares on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This Restricted Shares Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Employee for damages relating to any delays in issuing the share certificates to him/her (or his/her designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

12. Securities Laws. Upon the vesting of any Restricted Shares, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Restricted Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

13. Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

14. Restricted Shares Award Subject to Plan. The Restricted Shares Award shall be subject to the terms and provisions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of this Agreement shall control.

15. Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

16. Copy of Plan. By execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

17. Employee Representations. Employee represents and acknowledges to the Company that:

(a) Employee is acquiring Restricted Shares for his own account, not as a nominee or agent, for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(b) Employee understands that: (a) the Restricted Shares has not been and is not being registered under the Securities Act of 1933 as amended (the “Securities Act”), or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) sold in reliance on an exemption therefrom; and (b) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, Employee represents that he is familiar with SEC Rule 144, and understands the resale limitations imposed thereby and by the Securities Act.

18. New Shares.

(a) Any shares of capital stock of the Company or any successor thereto (“New Shares”) issued by the Company from time to time (including without limitation in any stock split or stock dividend) with respect to Restricted Shares (“Old Shares”) shall also be treated as Restricted Shares for all purposes of the Agreement.

(b) The New Shares so issued shall at all times be vested in the same proportion as the Old Shares are vested. For example: (i) if none of the Old Shares are vested as of the date that the New Shares are issued, then none of the New Shares will be vested when issued, (ii) if, from time to time, 25% of the Old Shares become vested at any later date, then 25% of the New Shares shall also become vested on that date; and (ii) if all of the Old Shares are vested on a date, then all of the New Shares shall be vested on that date.

(c) The New Shares shall be subject to this Agreement, including without limitation Section 3 thereof, to the same extent as the Old Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Shares Award Agreement as of the date first above written.

COMPANY:

CONVERSION LABS, INC.

By:
Name:
Its:	Chief Executive Officer

EMPLOYEE:

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